Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

AAC Holdings, Inc.

Brentwood, Tennessee

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-199161, 333-201218, and 333-218053) of AAC Holdings, Inc. of our report dated May 17, 2018 relating to the consolidated financial statements of AdCare, Inc. and Subsidiaries, included in this current report on Form 8-K/A.

/s/ BDO USA, LLP

Nashville, Tennessee

May 17, 2018